Exhibit 99.1

STR Holdings, Inc. Announces Sale of Quality Assurance Segment to UL

Sale for $275 Million Cash Will Increase Financial Strength and Focus on Solar Business

ENFIELD, CT – August 16, 2011– STR Holdings, Inc. (NYSE: STRI) today announced the execution of a definitive purchase agreement with UL (Underwriters Laboratories) pursuant to which UL has agreed to purchase its Quality Assurance (QA) business for $275 million in cash, plus cash assumed. The transaction is expected to close no later than September 30, 2011, subject to the satisfaction of customary closing conditions.

“STR QA is a leader in the consumer products quality assurance market, contributing significantly to the success of STR Holdings over the years,” said Dennis L. Jilot, Chairman, President and Chief Executive Officer. “However, our solar encapsulant business has grown to be a leader in the rapidly growing photovoltaic industry. We believe that divesting the QA business increases shareholder value at STR Holdings, since it will enable us to focus exclusively on the solar market, strengthen our balance sheet, and provide greater financial flexibility to pursue growth strategies for our solar business. The proposed transaction provides full and fair value for the QA business and a meaningful return to our investors for this valuable asset.”

Mr. Jilot continued, “Of equal importance, our QA business now finds the perfect home with one of the leading names in its industry. The UL brand is known, trusted, and respected around the world and our QA team will continue its global leadership as part of UL. Both of our organizations are committed to a smooth transition that includes no disruptions to QA’s customers.”

“As part of expanding our footprint and global capabilities in the QA testing and inspection sectors, we are very enthusiastic about the incredible value STR brings to this partnership,” said Keith Williams, President and Chief Executive Officer of UL. “We are fully committed to building on the strong foundation established by STR’s Quality Assurance team and we look forward to combining our resources to further develop our position as a market leader.”

Under the terms of the agreement, UL will acquire STR’s Quality Assurance business, including its employees, facilities, contracts, and intellectual property. STR’s 10 Water Street location in Enfield, Connecticut will continue to be owned by a subsidiary of STR Holdings and will be leased to UL.

STR Holdings intends to use the proceeds, as well as a portion of its existing cash, to retire its outstanding credit facilities.

The Company expects the yearly interest expense and other cost savings resulting from this transaction to be accretive to its non-GAAP EPS by approximately $0.04 annually. Due to the timing of the transaction’s close, the Company does not expect to benefit from the accretion mentioned above until 2012.

The Company’s QA business will now be reported as a discontinued operation and the Company is required to recast its historical consolidated net sales and non-GAAP EPS to incorporate the change to its income statement classifications. Specifically, the Company will be required to present its previously-reported QA financial results as a discontinued operation while its historical interest expense must be reported in continuing operations. As such, the QA earnings will no longer be included in the Company’s non-GAAP earnings or non-GAAP EPS for the historical and future reporting periods. This requires the Company to recast and reset its previously-provided guidance as follows:

Amounts in millions, except per share amounts

Quarter ending September 30, 2011	Low	High
Net Sales	$51	$57

Diluted non-GAAP EPS	$0.12	$0.16

Year ending December 31, 2011	Low	High
Net Sales	$261	$275

Diluted non-GAAP EPS	$1.05	$1.15

Conference Call and Presentation

The Company will discuss the transaction in a conference call today at 8:30 a.m. ET. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strholdings.com. Investors accessing the live call by phone from the U.S. should dial +1 (866) 804-6923 and enter passcode: 67526293. Those calling from outside the U.S. should dial +1 (857) 350-1669 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Sunday, August 21, 2011 by dialing +1 (888) 286-8010 from the U.S., or +1 (617) 801-6888 from international locations, and entering passcode: 22772611. The webcast and presentation will be archived on the Company’s website for a year.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which help ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

About UL

UL is a premier global independent safety science company with more than 115 years of history. Employing more than 6,800 professionals in over 96 countries, UL has five distinct business units — Product Safety, Environment, Life & Health, University, and Verification Services — to meet the expanding needs of our customers and to deliver on our public safety mission. Additional information about UL may be found at UL.com.

Safe Harbor Statement

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based upon assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

+1 (860) 758-7325

joseph.radziewicz@strus.com

or

ICR, LLC

Gary Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

+1 (310) 954-1123

Gary.Dvorchak@icrinc.com